Exhibit 99.1

LBI Media Reports Fourth Quarter and Full Year 2006 Results

Fourth Quarter and Full Year 2006 Net Revenues Increase 11%;

2006 Net Income Increases to $11.0 Million

Burbank, CA – March 30, 2007 – LBI Media, Inc. (the “Company”) announced its financial results today for the three months and year ended December 31, 2006.

Contact: Lenard Liberman

(818) 729-5300

Results for the Quarter Ended December 31, 2006

For the quarter ended December 31, 2006, net revenues increased by $2.8 million, or 11%, to $27.5 million from $24.7 million for the same quarter last year. This increase is attributable to revenue growth at our television stations in Los Angeles and Texas and our newly-acquired Dallas radio stations. Operating expenses (excluding depreciation and amortization and impairment of broadcast licenses) increased 48% to $18.4 million in the fourth quarter of 2006 from $12.5 million in the fourth quarter of 2005. This growth in operating expenses is primarily attributable to increases in deferred compensation expense and additional selling, general and administrative expenses, including the start up costs in connection our new Dallas radio stations. As a result, Adjusted EBITDA1 decreased by $3.1 million, or 26%, to $9.1 million for the fourth quarter of 2006, from $12.2 million for the same period in 2005. Our Adjusted EBITDA margin2 decreased from 50% for the 2005 quarter to 33% in the 2006 quarter.

The Company recognized a net loss of $1.3 million for the fourth quarter 2006, compared to a loss of $1.8 million for the same period in 2005, a $0.5 million improvement, primarily due to a decrease in broadcast license impairment charges, partially offset by increased deferred compensation expense and selling, general and administrative expenses.

Television division net revenues increased by $1.4 million, or 12%, to $13.7 million for the quarter ended December 31, 2006 from $12.3 million for the 2005 quarter. This increase is primarily attributable to revenue growth across our Los Angeles and Texas television stations reflecting the improved performance and acceptance of our internally produced original television programming. Operating expenses (excluding depreciation and amortization and impairment of broadcast licenses) increased by $2.3 million, or 29%, to $10.1 million for the quarter ended December 31, 2006 from $7.8 million for the

(1)	We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense (benefit), gain (loss) on sale of property and equipment, net interest expense, interest rate swap expense, depreciation and amortization and impairment of broadcast licenses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

In determining our Adjusted EBITDA in past years, we treated deferred compensation expense as a non-cash item because we had the option and the intention to pay such amounts in the common stock of our indirect parent after our indirect parent’s initial public offering. Our first payment became due in 2006 and we have additional payments due in 2007. We have determined that we can no longer meet the condition necessary to pay the deferred compensation in stock. Accordingly, we settled our deferred compensation amounts in cash in 2006 and expect to pay the 2007 payments in cash. We have presented prior years' Adjusted EBITDA to conform to this current treatment. As a result, Adjusted EBITDA for prior years may appear as a different amount from what we have reported in prior years.

(2)	We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues.

same quarter last year. The growth in operating expenses can be primarily attributed to increased selling, general and administrative expenses. Adjusted EBITDA decreased by $0.9 million, or 19%, to $3.6 million for the quarter ended December 31, 2006 from $4.5 million for the same quarter last year. Our television division’s Adjusted EBITDA margin decreased from 36% for the three months ended December 31, 2005 to 26% for the three months ended December 31, 2006.

Radio division net revenues increased by $1.4 million, or 11%, to $13.8 million for the quarter ended December 31, 2006 from $12.4 million for the same quarter last year. This increase is primarily attributable to revenue growth at our Dallas stations. Operating expenses (excluding depreciation and amortization and impairment of broadcast licenses) increased $3.7 million, or 79%, to $8.3 million from $4.6 million for the same quarter last year, primarily due to increases in deferred compensation expense and selling, general and administrative expenses, including the start up costs in connection with our new Dallas radio stations. Adjusted EBITDA decreased $2.3 million, or 29%, from $7.8 million for the fourth quarter 2005 to $5.5 million in the 2006 quarter. Our radio division’s Adjusted EBITDA margin decreased from 63% in fourth quarter 2005 to 40% in 2006.

Results for the Year Ended December 31, 2006

Net revenues increased $10.5 million, or 11%, to $108.0 million for the year ended December 31, 2006 compared to $97.5 million in 2005. This increase is attributable to revenue growth at our television stations and a slight increase in our radio division, which was primarily the result of the performance of our Dallas radio stations some of which were acquired in November 2006. Operating expenses (excluding depreciation and amortization and impairment of broadcast licenses) increased by $10.5 million, or 21%, to $59.8 million in 2006 versus $49.3 million in 2005. This growth in operating expenses was primarily due to increases in deferred compensation expense, selling, general and administrative expenses and the incremental costs associated with producing additional in-house television programming. Adjusted EBITDA for 2006 was essentially flat at $48.2 million. In 2005, Adjusted EBITDA reflected a credit to deferred compensation expense of $2.4 million. We recognized a deferred compensation expense of $1.0 million in 2006, resulting in an increase in deferred compensation expense of $3.4 million from 2005 to 2006. Adjusted EBITDA margins decreased from 50% in 2005 to 45% in 2006.

The Company recognized net income of $11.0 million for the year ended December 31, 2006, compared to $6.9 million in 2005, an increase of $4.1 million or 61%. Operating expenses increased by $3.0 million in 2006, with increases in selling, general and administrative expenses, deferred compensation and programming and technical expenses outpacing lower broadcast license impairment charges than in 2005.

Television division net revenues increased $9.0 million, or 19%, to $56.6 million for the year ended December 31, 2006 from $47.6 million for the same period last year. This increase is primarily attributable to strong results at our television stations in Los Angeles and Dallas. Television division operating expenses (excluding depreciation and amortization and impairment of broadcast licenses) increased by $4.8 million in 2006, or 16%, to $34.3 million from $29.5 million in 2005. This growth in operating expenses can be primarily attributed to increases in selling, general and administrative expenses and the costs associated with producing new television programs. Television division Adjusted EBITDA for 2006 rose by $4.1 million, or 23%, to $22.2 million from $18.1 million in 2005. Our television division’s annual Adjusted EBITDA margin increased slightly from 38% for 2005 to 39% in 2006.

Radio division net revenues were up by $1.5 million, or 3%, to $51.4 million for the year ended December 31, 2006 from $49.9 million for the same period last year. This increase was largely attributable to revenue at our Spanish-formatted Dallas radio stations, some of which were purchased in November 2006, with increases at our Houston stations as well. Current period results compare to a strong 2005 period in which our radio revenues grew by 11% making the year over year comparison difficult. Operating expenses (excluding depreciation and amortization and impairment of broadcast licenses) increased by $5.7 million, or 29%, to $25.5 million in 2006 from $19.8 million last year, primarily due to increases in deferred compensation expense, selling, general and administrative expenses, including start up costs related to our new Spanish-formatted radio stations in Dallas, and higher programming expenses. Our radio division’s Adjusted EBITDA for 2006 decreased by $4.2 million, or 14%, to $25.9 million from $30.1 million in 2005. The radio division’s annual Adjusted EBITDA margin decreased from 60% in 2005 to 51% in 2006.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President of the Company said, “2006 was a great year for our company. Our organic revenue growth of 11% was industry leading when compared to publicly traded Hispanic broadcasting companies. Our television station revenues continue to benefit from a wider acceptance by our viewers and by our advertisers for our programming line-up. Also we have begun to see better revenue growth in our radio division and we are very optimistic about radio in 2007. The addition of four FM stations and one AM station in Dallas is particularly exciting given our success in that market over the years.”

Recent Developments

On March 30, 2007, affiliates of Oaktree Capital Management LLC and Tinicum Capital Partners, L.P. purchased approximately 113 shares of Class A common stock of our parent, Liberman Broadcasting, Inc. for an aggregate purchase price of $155 million. The investors will own approximately 39% of the economic interest of our parent as a result of the purchase.

Our parent received $125 million of the gross proceeds and the existing stockholders of our parent sold a portion of their shares for $30 million in gross proceeds. Our parent intends to use a portion of its net proceeds to repay its junior subordinated notes due 2014 and related warrants primarily held by affiliates of Alta Communications L.P. and to contribute the remainder of the net proceeds to us, which we intend to use to repay approximately $47.9 million of our outstanding indebtedness under our senior revolving credit facility. After giving effect to the repayment with the net proceeds from this offering, we will have approximately $54.1 million outstanding under our senior revolving credit facility as of March 30, 2007.

Commenting on this transaction, Lenard Liberman, Executive Vice President and Chief Financial Officer of the Company said “I am extremely excited to have such outstanding institutions as Oaktree and Tinicum as partners in our business. This is the third investment Oaktree has made in LBI over the years and we have always valued that relationship. I am confident that this transaction will put LBI Media in a strong position to capitalize on future growth in the Hispanic broadcasting sector.”

Fourth Quarter 2006 Conference Call

The Company will host a conference call to discuss its financial results for the three months and year ended December 31, 2006 on Friday, March 30, 2007 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 500-0177 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Fourth Quarter Year End 2006 Conference Call.” The conference call will be recorded and made available for replay through Monday, April 2, 2007. Investors may listen to the replay of the call by dialing (719) 457-0820 or (888) 203-1112 and then entering the replay passcode 7695304.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns twenty-one radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings, including its Form 10-K filed with the Securities and Exchange Commission yesterday, for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)
Net revenues	$27,549	$24,722	$107,966	$97,502

Operating expenses:
Program and technical, exclusive of deferred compensation of $701, $(227), $707 and $(441) for the periods, respectively, and depreciation and amortization, and impairment of broadcast licenses shown below	5,050	4,902	19,348	18,057
Promotional, exclusive of depreciation and amortization and impairment of broadcast licenses shown below	1,250	943	2,914	2,420
Selling, general and administrative, exclusive of deferred compensation of $7, $(1,351), $241 and $(1,981) for the periods, respectively, and depreciation and amortization, and impairment of broadcast licenses shown below	11,425	8,218	36,590	30,939
Deferred compensation	708	(1,578)	948	(2,422)
Depreciation and amortization	2,185	2,655	7,079	7,164
Impairment of broadcast licenses	—	5,132	2,844	10,282
Offering costs	—	2	—	287

Total operating expenses	20,618	20,274	69,723	66,727

Operating income	6,931	4,448	38,243	30,775
Interest expense	(8,526)	(6,160)	(27,333)	(23,914)
Interest and other income	100	46	191	158

Income (loss) before income taxes	(1,495)	(1,666)	11,101	7,019
Income taxes provision (benefit)	(185)	139	67	166

Net income	$(1,310)	$(1,805)	$11,034	$6,853

Adjusted EBITDA (3)	$9,115	$12,235	$48,166	$48,221

Adjusted EBITDA Margin (4)	33.1%	49.5%	44.6%	49.5%

(3)	Please see discussion of Adjusted EBITDA in Footnote (1).
(4)	We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Net revenues.

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands)
Net cash provided by operating activities	$11,662	$10,502	$25,426	$23,258
Add:
Interest expense and other income, net	8,426	6,114	27,142	23,766
Deferred compensation payments	1,627	—	1,627	—
Income tax expense (benefit)	(185)	138	67	166
Less:
Deferred compensation expense	(708)	1,578	(948)	2,422
Interest rate swap expense	(1,784)	—	(1,784)	—
Amortization of deferred financing costs	(247)	(200)	(893)	(797)
Provision for doubtful accounts	(574)	(233)	(1,330)	(959)
Offering costs	—	(2)	—	(287)
Changes in operating assets and liabilities:
Accounts receivable	(1,613)	(365)	2,800	2,648
Program rights	(172)	(211)	(794)	(587)
Amounts due from related parties	(461)	(22)	(221)	(460)
Prepaid expenses and other current assets	336	420	20	49
Employee advances	(212)	129	—	353
Accounts payable and accrued expenses	(2,906)	(1,754)	(2,172)	(947)
Accrued interest	(4,054)	(3,770)	(537)	(105)
Other assets and liabilities	(20)	(89)	(237)	(299)

Adjusted EBITDA	$9,115	$12,235	$48,166	$48,221

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands)
Radio division operating income	$4,423	$4,265	$21,845	$24,887
Depreciation and amortization	1,067	1,648	2,862	3,388
Impairment of broadcast licenses	—	1,847	1,244	1,847

Radio division Adjusted EBITDA	$5,490	$7,760	$25,951	$30,122

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands)
Television division operating income	$2,507	$183	$16,398	$5,888
Depreciation and amortization	1,118	1,007	4,217	3,776
Impairment of broadcast licenses	—	3,285	1,600	8,435

Television division Adjusted EBITDA	$3,625	$4,475	$22,215	$18,099